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                                 EXHIBIT 23.2

                             Consent of KPMG LLP.

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                           [Letterhead of KPMG LLP]









The Board of Directors
CharterBank:

We consent to the incorporation by reference in this registration statement on Form S-8 of Charter Financial Corp. of our report dated dated December 1, 2000, except as to note 22, as to which the date is March 22, 2001, which contains an explanatory paragraph that states that the consolidated statement of financial condition as of September 30, 2000, and the related consolidated statements of income and comprehensive income, equity, and cash flows for the year ended September 30, 2000 have been restated, which report appears in the registration statement (No. 333-57684) on Form S-1, dated March 27, 2001, as amended.


                                                 /s/ KPMG LLP




Atlanta, Georgia
August 13, 2001